Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156392 on Form S-8, Registration Statement No. 333-166280 on Form S-4 and Registration Statement No. 333-157215 on Form S-3 of our reports dated March 30, 2011, relating to the consolidated financial statements of General Maritime Corporation (the “Company”) (which report expresses an unqualified opinion and includes an  explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 30, 2011